KINETIK HOLDINGS INC.
INSIDER TRADING POLICY
(Adopted as of February 26, 2025)
This Insider Trading Policy (this “Policy”) provides guidance to Kinetik Holdings Inc. (the “Company”) and its directors, officers, and employees and consultants with respect to transactions in the Company’s securities (such as common stock, options to buy or sell common stock, warrants, convertible securities and debt securities) and derivative securities relating to the Company’s common stock, whether or not issued by the Company (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws. This Policy also sets forth certain Company policies with respect to transactions in the securities of other companies when specified by the Company’s Compliance Officer.
This Policy applies to the Company and its directors, officers, and employees and consultants. The people to whom this Policy applies are referred to in this Policy as “insiders.” All insiders must comply with this Policy.
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
You should read this Policy carefully, and, upon request, promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy to:
Kinetik Holdings Inc.
2700 Post Oak Blvd., Suite 300
Houston, Texas 77056
Attention: General Counsel
The Company’s directors, officers and other employees must promptly sign and return the attached certification acknowledging receipt of this Policy when requested to do so by the Company’s Compliance Officer.

I.Definitions and Explanations
A.Material, Non-Public Information
1.What Information is “Material”?
Information is material if there is a substantial likelihood a reasonable investor would consider the information as significantly altering the total mix of information available. Thus, information may be material if it is likely that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Similarly, information may be material if you reasonably expect that it would affect the price of the security. Both positive and negative information can be material. Common examples of information that could be, but are not necessarily, material include:
•Financial results (annual, quarterly or otherwise);
•Projections of future earnings or losses;
•News of a pending or proposed merger;
•News of a significant acquisition or a sale of significant assets;
•Impending announcements of bankruptcy or financial liquidity problems;
•Gain or loss of a substantial customer or supplier;
•Significant changes in the Company’s distribution or dividend policy;
•Significant changes in the Company’s or its subsidiaries’ credit ratings;
•New significant equity or debt offerings;
•Significant corporate events, including material cyber, data or personnel matters;
•Major personnel changes, particularly departures or elections of officers or certain directors; and
•Significant developments in litigation or regulatory proceedings but only to the extent that would have a material effect on the Company or its business.
2.What Information is “Non-Public”?
Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public with enough time for the investing public to absorb the information fully. Although timing may vary depending on the circumstances, generally, the Company expects that insiders should allow two full Trading Days (as defined below) following publication as a reasonable waiting period before information is deemed to be public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of Material, Non-Public Information.
B.Related Person
“Related Person” means, with respect to the Company’s insiders:
•Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in-law) and anyone else living in the insider’s household;
•Any family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control; and
•Partnerships, trusts, estates, and other legal entities controlled by an insider.
C.Trading Day
“Trading Day” means a day on which national stock exchanges are open for trading, and a “Trading Day” begins at the time trading begins.
D.Section 16 Officer
“Section 16 Officer” means the Company’s president, principal financial officer, principal accounting officer (or if none, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer who performs a policy-making function, as determined from time to time by the Board of Directors of the Company (the “Board”), or any other person who performs similar policy-making functions of the Company, as determined from time to time by the Board. Officers of the Company’s parents or subsidiaries shall also be deemed officers of the Company if they perform policy-making functions for the Company, as determined from time to time by the Board.
II.General Policy
This Policy prohibits insiders from (i) transacting in or (ii) “tipping,” either directly or indirectly, others who may transact in the Company’s securities, in each case, while aware of Material, Non-Public Information about the Company. These transactions are commonly referred to as “insider trading.” Further, from time to time, the Company may engage in transactions in its own securities.  It is the Company’s policy to comply with all applicable federal and state securities laws and rules when engaging in transactions in the Company’s securities.
A.Transacting on Material, Non-Public Information
Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction in the Company’s securities, including making any offer to purchase or offer to sell, or giving any gift of the Company’s securities, during any period commencing with the date that such person is aware of Material, Non-Public Information concerning the Company, and ending after two full Trading Days following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.
B.Tipping Others of Material, Non-Public Information
No insider shall disclose or tip, either directly or indirectly, Material, Non-Public Information about the Company to any other person (including Related Persons) where the Material, Non-Public Information about the Company may be used by that person to such person’s profit by transacting in the securities of the Company, nor shall the insider or the Related Person shall make recommendations, either directly or indirectly, or express opinions on the basis of Material, Non-Public Information about the Company as to transacting in the Company’s securities. Insiders are not authorized to recommend transactions in the Company’s securities to any other person (other than Related Persons) regardless of whether the insider is aware of Material, Non-Public Information about the Company.
C.Special and Prohibited Transactions
The Company has adopted policies regarding certain special and prohibited transactions applicable to those insiders specified for each of the transactions listed below.
1.Transactions in Company Debt Securities. Transactions in Company debt securities, whether or not those securities are convertible into Company common stock, are prohibited by this Policy for all insiders.
2.Hedging Transactions and Other Transactions Involving Company Derivative Securities. Hedging or monetization transactions, whether direct or indirect, involving the Company’s securities are prohibited for all insiders, regardless of whether such insiders are in possession of Material, Non-Public Information. Short sales are also prohibited for all insiders. “Hedging” includes entering into any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.
Transactions involving Company-based derivative securities are prohibited for all insiders, whether or not such insiders are in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, stock appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Company common stock. Transactions in derivative securities include, but are not limited to, trading in Company-based option contracts, transactions in straddles or collars and writing or buying puts or calls. Transactions in debt that may be convertible into Company common stock would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising or settling awards such as options, restricted stock, restricted stock units or other derivative securities granted under a Company equity-based compensation plan as described in more detail below under “Exceptions,” or as otherwise expressly permitted by this Policy.
3.Purchases of Company Securities on Margin. Any of the Company’s securities purchased in the open market by an insider should be paid for in full at the time of purchase. Purchasing the Company’s securities on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase) is prohibited for all insiders.
4.Pledges of Company Securities. Directors and officers are prohibited from pledging Company securities as collateral. For all other insiders, pledging Company securities as collateral shall require pre-approval from the Compliance Officer.
5.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as defined below) should be used only for a very brief period of time.
D.Exceptions
Except as otherwise specifically noted, this Policy does not apply in the case of the following transactions:
1.Stock Options and Other Stock-Based Compensation. This exception applies to the exercise or settlement of an employee stock option or other stock-based compensation acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right or net settlement pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements or the exercise price. This exception does not apply, however, to any sale of stock in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Restricted Stock Awards. This exception applies to the grant or vesting of an award of restricted stock, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The exception does not apply, however, to any market sale of restricted stock.
3. 401(k) Plan. This exception applies to purchases or sales of Company securities in the Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This exception does not apply to, and members of the Pre-Clearance Group must preclear pursuant to Section III.C., certain elections the insider may make under the 401(k) plan, including:

(a)an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund;
(b)an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;
(c)an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Company stock fund balance; and
(d)an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4.Employee Stock Purchase Plan. This exception applies to purchases of Company securities in the employee stock purchase plan resulting from the insider’s periodic contribution of money to the plan pursuant to the election the insider made at the time of the insider’s enrollment in the plan. This exception also applies to purchases of Company securities resulting from lump sum contributions to the plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This exception does not apply to, and members of the Pre-Clearance Group must preclear pursuant to Section III.C., the insider’s election to participate in the plan for any enrollment period, and to the insider’s sales of Company securities purchased pursuant to the plan.
5.Automatic Reinvestment in Dividends. This exception applies to the automatic reinvestment of dividends paid on Company securities. This exception does not apply to, and members of the Pre-Clearance Group must preclear pursuant to Section III.C., (i) voluntary additional purchases of Company securities resulting from reinvestment of dividends, (ii) the insider’s election to participate in automatic reinvestment of dividends, and (iii) the insider’s election to increase or decrease the insider’s level of automatic reinvestment of dividends.
6.Diversified Mutual Funds. This exception applies to transactions in diversified mutual funds that are invested in Company securities.
7.Other Transactions. This exception applies to any other purchase of Company securities from the Company or sales of Company securities to the Company.
8.Rule 10b5-1 Plans. This exception applies to transactions made pursuant to a “Rule 10b5-1 Plan.” A Rule 10b5-1 Plan is a written plan for transacting in the Company securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 as then in effect. Insiders, whether or not members of the Pre-Clearance Group, must obtain authorization from the Compliance Officer before entering into or modifying a Rule 10b5-1 Plan.
9.Other Approved Transactions. This exception applies to any transaction specifically approved in advance by the Compliance Officer.

E.Post-Termination Transactions
If an insider is aware of Material, Non-Public Information at the time that such insider’s employment or service relationship terminates, the insider may not transact in the securities of the Company or another company as set forth in Section III.B below until that information has become public or is no longer material.
III.Additional Transaction Requirements for Certain Insiders
A.Scheduled Blackout Periods and the Window Group
Except as set forth in Section II.D above, all directors, Section 16 Officers and others identified by the Company who are notified from time to time by the Compliance Officer that they have been so identified (the “Window Group”) are prohibited from transacting in Company securities during the periods designated by the Compliance Officer from time to time (the “Scheduled Blackout Periods”). Insiders who have not been identified as being in the Window Group should adhere to the other applicable prohibitions set forth in this Policy. Insiders who have been designated as members of the Window Group and notified of the Scheduled Blackout Period must comply with the Scheduled Blackout Period whether or not they receive a reminder of the commencement of each Scheduled Blackout Period.
B.Unscheduled Blackout Periods
From time to time, the Company may also prohibit some or all of its directors, officers, or employees from transacting in the securities of the Company or the securities of another company because of developments known to the Company and not yet disclosed to the public (an “Unscheduled Blackout Period”). In this event, the Compliance Officer will notify the affected persons, and those persons, except as set forth in Section II.D above, may not engage in any transaction involving the securities of the Company or the other specified company, as applicable, until the Compliance Officer notifies them that the Unscheduled Blackout Period is over. In addition, any person made aware of the existence of an Unscheduled Blackout Period should not disclose the existence of the Unscheduled Blackout Period to any other person (outside of those subject to the Unscheduled Blackout Period).
Transacting in the Company’s securities outside of a Scheduled or Unscheduled Blackout Period should not be considered a “safe harbor,” and all insiders should use good judgment at all times.
C.Restrictions for the Pre-Clearance Group
The Company has determined that the members of the Window Group (collectively, the “Pre-Clearance Group”) must not transact in the Company’s securities, even outside of a Scheduled or Unscheduled Blackout Period, without first complying with the Company’s “pre-clearance” process. Each member of the Pre-Clearance Group should contact the Company’s Compliance Officer prior to commencing any transaction in the Company’s securities (other than those to which preclearance does not apply as set forth in Section II.D above). Pre-Clearance Group members must obtain written clearance (which may include clearance via email) from the Compliance Officer; oral pre-clearance is not sufficient. Members of the Pre-Clearance Group that receive permission to engage in a transaction from the Compliance Officer must complete their transaction within (i) five Trading Days or (ii) such shorter or longer period as is designated by the Compliance Officer, or make a new request for clearance.
Please note that clearance of a proposed transaction by the Company’s Compliance Officer does not constitute legal advice or otherwise acknowledge that a member of the Pre-Clearance Group does not possess Material, Non-Public Information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.
IV.Potential Criminal and Civil Liability and/or Disciplinary Action
Civil and criminal penalties and disciplinary action by the Company, which may include termination or other appropriate action, may result from transacting on Material, Non-Public Information regarding the Company.
V.Administration of the Policy
The Company’s General Counsel or the General Counsel’s designee shall serve as the Compliance Officer for the purposes of this Policy, and in the General Counsel’s absence, the Chief Executive Officer or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
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This document states a policy of Kinetik Holdings Inc. and is not intended to be regarded as the rendering of legal advice.

Annex A
INSIDER TRADING POLICY
CERTIFICATION
I have read and understand the Insider Trading Policy (the “Policy”) of Kinetik Holdings Inc. (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am a director, officer or employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Company and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.
I am aware that this signed Certification will be filed with my personal records in the Company’s Human Resources Department.

Signature

Type or Print Name

Date
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